Exhibit 99.1

The First Bancshares, Inc. Reports 2nd Quarter Earnings

HATTIESBURG, Miss.--(BUSINESS WIRE)--The First Bancshares, Inc., (NASDAQGS: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the second quarter which ended June 30, 2008.

Earnings for the three months ended June 30, 2008 were $471,000, a decrease from earnings of $1,112,000 in the comparable quarter in 2007. Six month earnings for the period ended June 30, 2008 were $1,261,000 compared to $1,823,000 for the comparable period in 2007, a decrease of 30.8%.

The following are key achievements in the last six months ended June 30, 2008:

  Total deposits increased 9.7% to $423,610,000 with a 10.8% increase in non-interest bearing deposits
  Net interest margin decreased slightly to 3.88% from 3.94% at March 31, 2008
  Total borrowed funds decreased 34.7% to $39,655,000
  Total cash and due from banks including fed funds sold increased 207.7%

Deposits

Total deposits increased to $423,610,000 in the period ended June 30, 2008, a 9.7% increase over the period ended December 31, 2007. Deposits grew 14.7% over the comparable six month period in 2007. The increase is due to continued growth in our newest locations in southern Mississippi.

Loans

Total loans decreased 4.7% to $348,329,000 for the six month period ended June 30, 2008 compared to the period ended December 31, 2007. The decrease in total loans is due in part to the slow down of the economy and to certain credits moving out of the bank or paying off as planned.

Net Income and Earnings Per Share

Net income was $471,000 and $1,261,000 for the three and six months ended June 30, 2008, decreases of 57.6% and 30.8% over comparable periods in 2007. Fully-diluted earnings per share for the three month period ended June 30, 2008 amounted to $0.15 per share a 58.3% decrease from the comparable period in 2007 of $0.36. Fully-diluted earnings per share amounted to $0.41 for the six month period ended June 30, 2008, a 31.7% decrease from the comparable period in 2007 of $0.60.

Net interest income increased 2.9% for the six months ended June 30, 2008 compared to the same period in 2007. The Company has seen a decline in the net interest margin from 4.22% for the six months ended June 30, 2007 to 3.88% for the comparable period ended June 30, 2008. Since year end, December 31, 2007, the Company has been reducing its cost of funds by paying off high rate debt at the Federal Home Loan Bank and by reducing the balance in certificates of deposits greater than $100,000 by $16,699,000 or 16.9%. The effort to reduce its cost of funds was offset by a greater reduction in the yield on earning assets during the six months ended June 30, 2008. The effort to reduce the Company’s funding costs will continue as certificates of deposits are being repriced daily.

Non-interest income increased to $1,677,000, an increase of 23.2% for the six months ended June 30, 2008 as compared to the same period in 2007. A 20.5% increase in income from deposit accounts attributed to the overall increase in non-interest income.

Non-interest expense increased 15.3% for the six months ended June 30, 2008 as compared to the same period in 2007. Costs related to the opening of our temporary location in Gulfport, Ms attributed to the increase as well as overlapping expenses related to the moving of administrative and operations personnel to owned space from leased spaces.

David E. Johnson, CEO stated, “Margin compression, an increase in provision for loan losses and increases in our non-interest expenses are the main culprits for our decreased net earnings.” Johnson continued, “Despite a reduction in our loan portfolio volumes over the last six months, we believe that the markets we are in will sustain our overall growth objectives for the long term. We have been making significant strides in reducing our funding costs and will continue those efforts as well as focusing additional attention on reducing our non-interest expenses as we move forward throughout the year.”

The First Bancshares, Inc. headquartered in Hattiesburg, Mississippi is the holding company for The First, a National Banking Association. The First operates ten branches in southern Mississippi. The First Bancshares has $513,000 million in assets and has 2,989,401 shares outstanding traded on the NASDAQ Global Market with the symbol of FBMS. For more information, go to www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and it subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC. FINANCIAL HIGHLIGHTS (Unaudited)

($ amounts in thousands except earnings per share)

	For the three months		For the six months
	ended June 30,		ended June 30,

	2008	2007	2008	2007

Interest income	8,168	8,219	16,850	15,732
Interest expense	3,816	3,603	7,806	6,947
Net interest income	4,352	4,616	9,044	8,785
Provision for loan losses	434	320	800	650
Net interest income after provision for loan losses	3,918	4,296	8,244	8,135
Non-interest income	915	707	1,677	1,361
Non-interest expense	4,176	3,550	8,139	7,056
Income before income taxes	657	1,453	1,782	2,440
Income taxes	186	341	521	617
Net income	$471	$1,112	$1,261	$1,823

Basic:
Earnings per share	$.16	$.37	$.42	$.61
Diluted:
Earnings per share	$.15	$.36	$.41	$.60

Dividends per share	$.075	$.075	$.15	$.375

		June 30,	December 31,	June 30,
		2008	2007	2007

Total assets		513,239	496,056	473,598
Cash and due from banks		17,001	11,118	12,360
Federal funds sold		17,896	223	46
Investment securities		101,761	87,052	91,560
Loans, net of unearned interest		348,329	365,559	342,887
Deposits-interest bearing		362,257	330,819	340,191
Deposits-non interest bearing		61,353	55,349	63,392
Total deposits		423,610	386,168	403,583
Borrowed funds		39,655	60,773	31,865
Subordinated debentures		10,310	10,310	4,124
Stockholder's equity		36,627	36,281	33,136
Book value (per share)		$12.25	$12.14	$11.09
Total shares outstanding		2,989,401	2,988,551	2,987,717

CONTACT:
The First Bancshares, Inc.
David Johnson, CEO, 601-450-8888
or
DeeDee Lowery, CFO, 601-450-8888